SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement           [ ]  Confidential, For Use of the
[X]  Definitive Proxy Statement                 Commission Only (as permitted
[ ]  Definitive Additional Materials            by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                          The Network Connection, Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:

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2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)   Proposed maximum aggregate value of transaction:

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5)   Total fee paid:

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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)   Amount previously paid:
                                ------------------------------------------
    2)   Form, Schedule or Registration Statement No.:
                                                      --------------------
    3)   Filing Party:
                      ----------------------------------------------------
    4)   Date Filed:
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
                          THE NETWORK CONNECTION, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 11, 2000

To the Shareholders of THE NETWORK CONNECTION, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Meeting") of Shareholders of The Network Connection, Inc. (the "Company" or the "Corporation") will be held at the Rihga Royal Hotel, located at 151 West 54th Street, New York, New York on Thursday, May 11, 2000, at 2:00 p.m. local time, for the following purposes:

          1. To elect four (4) directors to hold office as follows: two directors to hold office until the 2001 Annual Meeting; one director to hold office until the 2002 Annual Meeting; and one director to hold office until 2003 Annual Meeting.

          2. To ratify the selection of KPMG LLP as auditors of the Company for the fiscal year ending June 30, 2000; and

          3. To transact such other business as may properly come before the meeting and at any postponements or adjournments thereof.

     The Board of Directors has fixed the close of business on March 17, 2000 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting and at any postponements or adjournments thereof. Only shareholders of record at the close of business on March 17, 2000, will be entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

April 19, 2000                          By Order of The Board of Directors

                                        /s/ Morris C. Aaron
                                        ----------------------------------------
                                        Morris C. Aaron
                                        Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE PROVIDED FOR YOUR USE. IF YOU DO ATTEND THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

                          THE NETWORK CONNECTION, INC.
                              1811 Chestnut Street
                                    Suite 110
                        Philadelphia, Pennsylvania 19103
                                 (215) 832-1046


                                 PROXY STATEMENT

                     For the Annual Meeting of Shareholders
                           To be Held on May 11, 2000

                 GENERAL INFORMATION CONCERNING THE SOLICITATION

     This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of The Network Connection, Inc. (the "Company"), for its Annual Meeting of Shareholders (the "Meeting") to be held at the Rihga Royal Hotel, located at 151 West 54th Street, New York, New York, on Thursday, May 11, 2000, and at any postponements or adjournments thereof, at 2:00 p.m. local time. Shares cannot be voted at the Meeting unless present in person or represented by proxy. Only holders of record of the outstanding shares of the common stock of the Company and holders of record of the outstanding shares of Series D Preferred Stock of the Company at the close of business on March 17, 2000 (the "Record Date"), will be entitled to vote at the Meeting. Copies of this proxy statement and the accompanying form of proxy shall be mailed to the shareholders of the Company on or about April 19, 2000, accompanied by a copy of the Annual Report of the Company for the transition period ended June 30, 1999 and a Letter to Shareholders.

     If a proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the specifications made, or if no specification is made the shares will be voted to approve each proposition and to elect the nominees for director identified on the proxy. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company a notice in writing revoking it. A proxy may also be revoked by any shareholder present at the Meeting who expresses a desire in writing to revoke a previously delivered proxy and to vote his or her shares in person. The mere presence at the Meeting of the person appointing a proxy does not revoke the appointment. In order to revoke a properly executed and returned proxy, the Company must receive a duly executed written revocation of that proxy before it is voted. A proxy received after a vote is taken at the Meeting will not revoke a proxy received prior to the Meeting; and a subsequently dated proxy received prior to the vote will revoke a previously dated proxy.

     The holders of a majority of all issued and outstanding shares of capital stock of the Company entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Meeting. Treasury shares, if any, will not be voted and are not counted in determining the number of outstanding shares for voting purposes. Votes cast in person or by proxy at the Meeting will be tabulated by the inspectors of elections appointed for the Meeting and will determine whether or not a quorum is present. The inspectors of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote.

If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. If a quorum is present at the Meeting, the persons receiving a plurality of the votes cast for the election of directors shall be elected director. The Bylaws provide that, except as otherwise provided by statute, the Articles of Incorporation of the Company or the Bylaws, any corporate action to be taken by vote of the shareholders shall be authorized by a majority of the votes cast at a meeting at which a quorum is present. There are no rights of appraisal or similar rights of dissenters with respect to any matter to be acted upon at the Meeting.

     All expenses in connection with the solicitation of proxies, including the cost of preparing, handling, printing and mailing the Notice of Annual Meeting, Proxies and Proxy Statements, will be borne by the Company. Directors, officers and regular employees of the Company, who will receive no additional compensation therefor, may solicit proxies by telephone or personal call, the cost of which will be nominal and will be borne by the Company. In addition, the Company will reimburse brokerage houses and other institutions and fiduciaries for their expenses in forwarding proxies and proxy soliciting material to their principals.

                       ACTION TO BE TAKEN UNDER THE PROXY

     Unless otherwise directed by the grantor of the proxy, the persons acting under the accompanying proxy will vote the shares represented thereby: (a) for the election of the persons named in the next succeeding table as nominees for directors of the Company; (b) for the proposal to ratify the appointment of KPMG LLP as the Company's independent auditors for the current fiscal year; and (c) in connection with the transaction of such other business that may be brought before the Meeting, in accordance with the judgment of the person or persons voting the proxy.

                            I. ELECTION OF DIRECTORS

NOMINEES

     At the Meeting, four directors are to be elected to hold office until the annual meeting of Shareholders set forth below opposite their respective names or until their successors shall be elected and shall qualify. The names of the nominees for election as directors and certain information furnished to the Company by such nominees with respect to themselves are set forth below. The Company has a classified Board of Directors, with three classes of directors (Class A, Class B and Class C). Each nominee has been allocated to a class as set forth below, to hold office, subject to the provisions of the Bylaws, until the annual meeting set forth opposite such nominee's name and until such nominee's successor shall have been duly elected and qualified. Unless authority to vote for any or all of the nominees is withheld, it is intended that shares represented by proxies in the accompanying form will be voted for the election of all of the following nominees. In the event that any of the nominees may become unable or unwilling to accept nomination or election, it is intended that the proxies will be voted for the election in any such nominee's stead of such person(s), in substitution, as the Board of Directors may recommend. The Board does not know of any reason why any nominee will be unable or unwilling to serve if elected.

Name and Age                          Class            Term Expires
------------                          -----            ------------
Irwin L. Gross, 56                      C              2003 Annual Meeting
Robert Pringle, 38                      B              2002 Annual Meeting
M. Moshe Porat, 52                      A              2001 Annual Meeting
Stephen Schachman, 55                   A              2001 Annual Meeting

     IRWIN L. GROSS has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since May 18, 1999. He is also Chairman of the Board of Directors and Chief Executive Officer of Global Technologies, Ltd. ("GTL"), a publicly held company listed on the Nasdaq National Market. GTL is a technology incubator that invests in, develops and manages emerging growth companies focused on e-commerce, networking solutions, telecommunications and gaming. Mr. Gross also currently sits on the Board of Directors of U.S. Wireless Corporation, a publicly held company listed on the Nasdaq SmallCap Market. Mr. Gross is a founder of Rare Medium, Inc., a publicly held company listed on the Nasdaq National Market, and was Chairman of the Board of Directors of Rare Medium from 1984 to 1998. In addition, Mr. Gross served as the Chief Executive Officer of Engelhard/ICC, a joint venture between Rare Medium and Engelhard. Mr. Gross has served as a consultant to, investor in and director of, numerous publicly held and private companies, and serves on the board of directors of several charitable organizations. Mr. Gross has a Bachelor of Science degree in Accounting from Temple University and a Juris Doctor degree from Villanova University.

     ROBERT PRINGLE has served as President and Chief Operating Officer of the Company since March 5, 2000. He is also a nominee for director. Before his employment with the Company, Mr. Pringle served as President and Chief Operating Officer of InteliHealth, Inc. from September 1997 to October 1999. Prior thereto, Mr. Pringle was Vice President of InteliHealth, Inc. from January 1996 to September 1997. Prior thereto, Mr. Pringle was Vice President of Reality Online, Inc. from September 1994 to January 1996.

     MORRIS C. AARON has been a director, Executive Vice President and Chief Financial Officer of the Company since May 18, 1999. Mr. Aaron has notified the Company that he does not wish to be nominated for another term as a director upon the termination of his current term as of the Meeting in accordance with the Bylaws. From September 1998 to December 1999, Mr. Aaron served as Senior Vice-President and Chief Financial Officer of GTL. From January 1996 to September 1998, Mr. Aaron was the Chief Financial Officer and Treasurer of Employee Solutions, Inc., a publicly held company. From 1986 to 1996, Mr. Aaron was with the firm of Arthur Andersen, LLP in the corporate finance and corporate restructuring group. Mr. Aaron holds a Bachelors Degree in Accounting from Pennsylvania State University, an M.B.A. from Columbia University and is a Certified Public Accountant in the State of New York.

     M. MOSHE PORAT has been a Director of the Company since May 18, 1999. Dr. Porat is also a director of GTL. Since September 1996, Dr. Porat has served as the Dean of the School of Business and Management at Temple University. From 1988 to 1996 he was Chairman of the Risk Management, Insurance and Actuarial Science Department at Temple University. Dr. Porat received his undergraduat degree in economics and statistics (with distinction) from Tel Aviv University and his M.B.A. (MAGNA CUM LAUDE) from the Recanati Graduate School of Management at Tel Aviv University, and he completed his doctoral work at Temple University. Dr. Porat is the Chairholder of the Joseph E. Boettner Professorship in Risk Management and Insurance and has won several other awards in the insurance field. He holds the CPCU professional designation, and is a member of ARIA (American 25 Risk and Insurance Association), IIS (International Insurance Society), RIMS (Risk and Insurance Management Society) and Society of CPCU. Dr. Porat has authored several monographs on captive insurance companies and their use in risk management, and has published numerous articles on captive insurance companies, self-insurance and other financial and risk topics.

     STEPHEN SCHACHMAN has been a Director of the Company since May 18, 1999. Mr. Schachman is also a director of GTL. Since 1995, Mr. Schachman has been the owner of his own consulting firm, Public Affairs Management, which is located in the suburban Philadelphia area. From 1992 to 1995, Mr. Schachman was an executive officer and consultant to Penn Fuel Gas Company, a supplier of natural gas products. Prior thereto, he was an attorney with the Philadelphia law firm Dilworth, Paxson, Kalish & Kaufman. Mr. Schachman was also an Executive Vice President of Bell Atlantic Mobile Systems and prior thereto, President of the Philadelphia Gas Works, the largest municipally owned gas company in the United States. Mr. Schachman has a Bachelor of Arts degree from the University of Pennsylvania and Juris Doctor degree from the Georgetown University Law School.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF ALL OF THE NOMINEES FOR DIRECTOR.

COMMITTEES AND MEETINGS OF THE BOARD

     The Company has Audit and Compensation Committees of its Board of Directors. Messrs. Porat and Schachman are members of both the Audit and Compensation Committees. The Company does not have a nominating committee. During the year ended October 31, 1998 and the transition period ended June 30, 1999, there were two meetings of the Audit Committee and the Compensation Committee. The function of the Audit Committee is to review the Company's financial statements and its ongoing results of operations on a quarterly basis, and to discuss and evaluate the financial controls that the Company has in place in order to assess the integrity of the Company's operations and its accounting and financial management practices. The function of the Compensation Committee is to evaluate management's decisions with respect to overall compensation levels for Company personnel, to make decisions with respect to the compensation of the Company's senior management, and to administer the Company's 1994 Employee Stock Option Plan. The Company's Board of Directors held 15 meetings during the year ended October 31, 1998 and the transition period ended June 30, 1999. No director attended fewer than 75% of the meetings of the Board of Directors during any periods in which such person served as a director for such periods.

     All executive officers serve at the discretion of the Board of Directors. There are no family relationships between any of the directors, nominees for director or executive officers of the Company. There are no pending legal proceedings to which any director, nominee for director or officer, or affiliate of the Company, or any owner of record or beneficially of more than five percent of the common stock of the Company, or associate of any of them, is a party adverse to the Company or has a material interest adverse to the Company.

             II. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                    FOR THE FISCAL YEAR ENDING JUNE 30, 2000

     At the Meeting, a vote will be taken on a proposal to ratify the appointment by the Board of Directors of KPMG LLP independent certified public accountants, as the independent auditors of the Company for the fiscal year ending June 30, 2000. KPMG LLP has no interest in or any relationship with the Company except as its auditors.

CHANGE IN INDEPENDENT ACCOUNTANTS.

     On May 18, 1999 the Company acquired the Interactive Entertainment Division of GTL (See "Change of Control" on page 7). This transaction was treated as a reverse acquisition of the Company by GTL. As a result of this reverse acquisition, the Company determined to terminate its engagement of PricewaterhouseCoopers, LLP as independent accountants, effective as of July 30, 1999.

     None of the reports of PricewaterhouseCoopers on the financial statements of the Company contained an adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope or accounting principles, except that such financial statements for the period ended December 31, 1998 contained a modification as to the Company's ability to continue as a going concern.

     There were no disagreements with PricewaterhouseCoopers, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

     PricewaterhouseCoopers did not note any reportable conditions for the period ended December 31, 1998. PricewaterhouseCoopers has not been engaged nor has performed any audit procedures subsequent to their audit of the December 31, 1998 financial statements and up to the date of their termination.

     The Board of Directors approved the decision to change accountants.

     The Company engaged the firm of KPMG LLP, effective July 30, 1999, to audit its financial statements commencing with the financial statements to be included in the transition report to be filed on Form 10-KSB for the transition period ended June 30, 1999.

     Representatives of KPMG LLP will be present at the Meeting and will be given an opportunity to make a statement to the shareholders if they so desire. Such representatives will be available to respond to questions from shareholders.

THE BOARD OF DIRECTORS BELIEVES THE APPOINTMENT TO BE IN THE BEST INTEREST OF THE COMPANY AND RECOMMENDS THAT IT BE RATIFIED

                                 OTHER BUSINESS

     While management of the Company does not know of any matters which may be brought before the Meeting other than as set forth in the Notice of Meeting, the proxy confers discretionary authority with respect to the transaction of any other business. It is expected that the proxies will be voted in support of management on any question that may properly be submitted to the meeting.

                          VOTING SECURITIES OUTSTANDING

     As of the Record Date, there were 12,790,046 issued and outstanding shares of common stock, par value $.001 per share ("Common Stock"), and 2,495,400 shares of Series D Convertible Preferred Stock, par value $.01 per share ("Series D Stock"). Each holder of Common Stock issued and outstanding on the Record Date is entitled to one vote for each such share held on each matter of business to be considered at the Meeting. Each holder of Series D Stock issued and outstanding on the Record Date is entitled to six votes for each such share held in each matter of business to be considered at the Meeting. As of the Record Date, all issued and outstanding shares of (i) Common Stock represent a total of 12,790,046 votes, (ii) Series D Stock represent a total of 14,972,400 votes and (iii) Common Stock and Series D Stock in the aggregate represent a total of 27,762,446 votes.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth information, as of March 31, 2000, with respect to the number of shares of Common Stock, Series D Stock and Class A Common Stock of GTL beneficially owned by persons known by the Company to own more than 5% of Common Stock or Series D Stock, each of the Company's directors and nominees for director, each of the Company's named executive officers, and the Company's directors and executive officers as a group. Other than Common Stock and the Series D Stock, the Company has no class of voting stock outstanding.

                                                           Series D Convertible       Global Technologies
                                     Common Stock            Preferred Stock          Class A Common Stock
--------------------            ----------------------   -----------------------  -----------------------------
Name and Address of             Number of   Percent of   Number of    Percent of                     Percent of
Beneficial Owner (1)             Shares     Class (2)      Shares       Class     Number of Shares    Class (3)
--------------------             ------     ---------      ------       -----     ----------------    ---------
Irwin L. Gross                  338,667(4)     2.6%          --           --        2,283,108(5)        21.0%
Morris C. Aaron                  10,000(6)       *           --           --           24,148(7)           *
Frank Gomer                      10,000(8)       *           --           --            6,592(9)           *
Wilbur L. Riner, Sr. (10)            --         --           --           --               --             --
M. Moshe Porat                       --         --           --           --          405,000(11)        3.9%
Stephen Schachman                    --         --           --           --           26,400(12)          *
Robert Pringle                       --         --           --           --               --             --

Global Technologies, Ltd.    23,437,903(13)    80.9%  2,495,400(13)     100%              --              --
All executive officers and
directors of the Company
as a group (7 persons)          358,667(14)     2.8%         --          --        2,745,248           25.13%

----------
*    Less than 1%.
(1) Except as otherwise indicated below, the address of each beneficial owner is c/o The Network Connection, Inc., 1811 Chestnut Street, Philadelphia, Pennsylvania 19103.
(2)  Based on 12,790,046 shares of Common Stock outstanding.
(3)  Based on 10,498,488 shares of Class A Common Stock outstanding.
(4) Includes 125,000 shares which may be acquired upon exercise of vested options and 213,667 shares beneficially owned directly and indirectly through various entities by Mr. Gross.
(5) Includes 50,949 shares owned by trusts for the benefit of Mr. Gross' children as to which Mr. Gross disclaims beneficial ownership. Also includes 375,000 shares issuable to Mr. Gross upon exercise of options exercisable within 60 days.
(6) Represents 10,000 shares issuable to Mr. Aaron upon exercise of options exercisable within 60 days. Mr. Aaron's address is 222 North 44th Street Phoenix, AZ 85034.
(7) Includes 15,000 shares issuable to Mr. Aaron upon exercise of options exercisable within 60 days.
(8) Represents 10,000 shares issuable to Mr. Gomer upon exercise of options exercisable within 60 days. Mr. Gomer's address is 222 North 44th Street Phoenix, AZ 85034.
(9) Includes 3,592 shares issuable to Mr. Gomer upon exercise of options exercisable within 60 days.
(10) Does not include 420,120 shares held by Barbara Riner, Mr. Riner's wife. Mr. Riner has disclaimed all beneficial interest in the shares held by his wife. Mr. Riner's address is 1324 Union Hill Road, Alpharetta, GA 30201.
(11) Includes 375,000 shares over which Mr. Porat retains voting power pursuant to a certain proxy agreement, and 15,000 shares issuable to Mr. Porat upon exercise of options exercisable within 60 days.
(12) Includes 15,000 shares issuable to Mr. Schachman upon exercise of options exercisable within 60 days.
(13) This  information is presented in reliance on information  disclosed in the
     Schedule 13D (Amendment No. 2) filed with the Securities and Exchange Commission on February 23, 2000. The address for Global Technologies is 1811 Chestnut Street, Suite 120, Philadelphia, Pennsylvania 19103.
(14) See footnotes 4, 6 and 8.
(15) See footnotes 5, 7, 9, 11 and 12.

                                CHANGE OF CONTROL

     On May 18, 1999, GTL (formerly known as Interactive Flight Technologies, Inc.) received from the Company 1,055,745 shares of its Common Stock and 2,495,400 shares of its Series D Stock in exchange for $4,250,000 in cash and substantially all the assets and certain liabilities of GTL's Interactive Entertainment Division ("IED") (the "Transaction"). The Transaction has been accounted for as a reverse merger whereby, for accounting purposes, GTL is considered the accounting acquiror and the Company is treated as the successor to the historical operations of IED. Accordingly, the historical financial statements of the Company, which previously have been reported to the Securities and Exchange Commission ("SEC") on Forms 10-KSB and 10-QSB, among others, as of and for all periods through March 31, 1999, have been replaced with those of IED. The Company continues to file as a SEC registrant and continues to report under the name The Network Connection, Inc. The financial statements as of and for the years ended October 31, 1998 and 1997 reflect the historical results of GTL's IED, as previously included in GTL's consolidated financial statements. Included in the results of operations for the eight months ended June 30, 1999.

are the historical results of GTL's IED through April 30, 1999, and the results of the combined company for the two months ended June 30, 1999. The Transaction date for accounting purposes was May 1, 1999. Contributed capital reflected the cash consideration paid by GTL to the Company in the Transaction in addition to funding of IED historical operations. GTL continues to report as a separate SEC registrant, owning the shares of the Company as described above. As of June 30, 1999, the Company was a majority owned subsidiary of GTL whose ownership, through a combination of transactions, including the Transaction and GTL's purchase of Series B 8% preferred stock ("Series B Stock") of the Company and 110,000 shares of the Company's common stock from third party investors, approximated 78% of the Company on an if-converted common stock basis. The historical financial statements of the Company up to the date of the Transaction, as previously reported, will no longer be included in future filings of the Company.

     GTL now beneficially owns, directly or indirectly 23,437,903 shares of Common Stock, or 80.9% of the Common Stock of the Company, assuming conversion of certain shares of Series B Stock and Series D Stock held by GTL, and exercise of certain warrants to purchase shares of Common Stock. GTL currently owns all of the outstanding shares of the Series D Stock and the Series B Stock.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own beneficially more than ten percent (10%) of the Common Stock of the Company, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Copies of all reports are required to be furnished to the Company pursuant to Section 16(a). Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that during the transition period ended June 30, 1999, all reports on Forms 3, 4 and 5 were filed in a timely fashion, except for a Form 5 for Mr. Wilbur Riner, and a Form 4 for GTL reporting its conversion in December 1999 of the Secured Promissory Note of the Company held by GTL.

                   DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

DIRECTOR COMPENSATION

     Each of the Company's non-employee directors is paid $1,000 for attendance in person at each meeting of the Board of Directors and $500 for participation in each telephonic Board meeting. In addition, each non-employee director receives $500 for attendance at each meeting of a Board Committee of which he is a member. In addition, the Company reimburses directors for their out-of-pocket expenses incurred in connection with their service on the Board of Directors. On June 11, 1999, Mr. Schachman and Dr. Porat were each granted a non-qualified option under the 1995 Stock Option Plan for Non-Employee Directors to acquire 30,000 shares of our common stock at an exercise price of $2.25 per share, the fair market value per share on the date of grant. All options granted to non-employee directors vest in equal annual installments beginning June 11, 2000 and ending June 11, 2002.

EXECUTIVE COMPENSATION

     The following table sets forth certain information for the transition period ended June 30, 1999 and the Company's last three completed fiscal years ended December 31, 1998, 1997 and 1996, with respect to compensation paid or accrued by the Company to each person who served as its Chief Executive Officer during such period, its other executive officers who were serving as such at June 30, 1999 and whose combined salary and bonus exceeded $100,000, and one other highly compensated officer who was not serving as an executive officer at June 30, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                     Long-Term
                                        Annual Compensation         Compensation
                                 --------------------------------   ------------
                                                                       Awards
                                                                       ------
                                                                     Securities
                                                                     Underlying
Name and Principal Position      Year   Salary ($)  Other ($) (5)    Options (#)
---------------------------      ----   ----------  -------------    -----------
Irwin L. Gross                   1999         --            --             --
Chairman of the Board and        1998         --            --             --
Chief Executive Officer (1)      1997         --            --             --
                                 1996         --            --             --
Frank E. Gomer                   1999     21,348            --         50,000
President and Chief              1998         --            --             --
Operating Officer (1)(6)         1997         --            --             --
                                 1996         --            --             --
Morris C. Aaron                  1999     14,884            --         50,000
Executive Vice President and     1998         --            --             --
Chief Financial Officer (1)(7)   1997         --            --             --
                                 1996         --            --             --
Wilbur L. Riner, Sr              1999    104,000         3,600         25,000
Executive Vice President -       1998    156,000        22,900        100,000
Business Development (2)         1997    104,322        23,400        100,000
                                 1996    101,414        24,375         20,000

James E. Riner                   1999     94,031 (3)     2,400         10,000
Vice President - Engineering     1998     91,790         3,600         25,000
                                 1997     86,790         3,600         25,000
Bryan R. Carr                    1999     70,000         2,800             --
Vice President - Finance and     1998    120,000        15,301         50,000
Chief Financial Officer (4)      1997    101,667        30,171         80,000
                                 1996     95,625        18,888         99,000

----------
(1) Pursuant to the GTL acquisition of the Company, on May 18, 1999 Mr. Gross became the Chairman of the Board of Directors, Mr. Aaron was appointed Executive Vice President and Chief Financial Officer and Dr. Gomer was appointed President and Chief Operating Officer of the Company. As of June 30, 1999, Mr. Aaron was also employed by GTL and devoted approximately 40% of his time to GTL and receives a comparable portion of his compensation from GTL. (see also footnote 7.)

(2) Served as Chairman, President and Chief Executive Officer of the Company until May 18, 1999.

(3)  Includes approximately $14,000 for moving expenses.

(4)  Mr. Carr's employment was terminated on May 31, 1999.

(5)  Consists of the following:

                                     Automobile
     Name                    Year   Allowance ($)   Commissions ($)    Total ($)
     ----                    ----   -------------   ---------------    ---------
     Wilbur L. Riner, Sr.    1999       3,600               --            3,600
                             1998       5,400           17,500           22,900
                             1997       5,400           18,000           23,400
                             1996       5,625           18,750           24,375
     James E. Riner          1999       2,400               --            2,400
                             1998       3,600               --            3,600
                             1997       3,600               --            3,600
     Bryan R. Carr           1999       2,800               --            2,800
                             1998       4,800           10,501           15,301
                             1997       5,000           25,171           30,171
                             1996       4,800           14,088           18,888

(6) Dr. Gomer is currently President of the Company's systems group. At the end of the transition period ended June 30, 1999 and until March 6, 2000, Dr. Gomer was President and Chief Operating Officer of The Network Connection. On March 6, 2000, Robert Pringle was hired as the President and Chief Operating Officer of The Network Connection.

(7) Until December 15, 1999 (the date on which GTL hired its new Chief Financial Officer, Patrick J. Fodale), Morris C. Aaron also served as Chief Financial Officer of GTL and devoted approximately 40% of his time to GTL. Mr. Aaron received approximately 40% of his compensation from GTL until the hire of Mr. Fodale.

     Wilbur L. Riner, Sr. and Bryan R. Carr, from time to time, have provided significant assistance to the Company's sales and marketing staff in effecting sales of the Company's products, for which sales they received commission compensation.

                           AGGREGATED OPTION EXERCISES
                      AND OPTION VALUES AS OF JUNE 30, 1999

     The following tables set forth certain information with respect to the exercise of stock options by each of the named executive officers during the transition period ended June 30, 1999 and the fiscal year ended October 31, 1998, and the value of unexercised options as of the end of the transition period:

                      No. of Securities Underlying      Value of Unexercised
                       Unexercised Options/SARs at  In-The-Money Options/SARs at
                            June 30, 1999 (#)           June 30, 1999 ($) (1)
                       ---------------------------   --------------------------
Name                   Exercisable   Unexercisable   Exercisable  Unexercisable
----                   -----------   -------------   -----------  -------------
Irwin L. Gross                --             --            --          --
Frank E. Gomer            10,000         40,000            --          --
Morris C. Aaron           10,000         40,000            --          --
Wilbur L. Riner, Sr           --         40,000            --          --
James E. Riner            12,500         54,348         3,125          --
Bryan R. Carr                 --             --            --          --

----------
(1) If no value is indicated, these options did not have an exercise price less than the closing bid price per share of the Company's common stock on the Nasdaq SmallCap Market at June 30, 1999.

                                  OPTION GRANTS

     The following tables set forth certain information with respect to individual grants of stock options made to the named executive officers during the transition period ended June 30, 1999 and the fiscal year ended October 31, 1998:

                                               Percent of
                           No. of Shares      Total Options
                         Underlying Option     Granted to     Exercise Price
Name                        Grants (#)        Employees (%)    ($) (1)        Expiration Date
----                        ----------        -------------   --------------  ---------------
Irwin L. Gross                    --              --               --                   --
Frank E. Gomer (2)            50,000              14.50             2.25           6/11/09
Morris C. Aaron (2)           50,000              14.50             2.25           6/11/09
Wilbur L. Riner, Sr. (3)      25,000               7.25             2.25           6/11/09
James E. Riner (4)            10,000               2.90             2.25           6/11/09
Bryan R. Carr                     --              --               --                   --

----------
(1) Represents the closing bid price of the Common Stock on the grant date of June 11, 1999.

(2) These qualified options vest as follows: 10,000 on the grant date of June 11, 1999 and thereafter 10,000 vest on June 11, 2000, June 11, 2001, June 11, 2002 and June 11, 2003.

(3) These qualified options vest 12,500 on June 11, 2000 and 12,500 on June 11, 2001.

(4) These qualified options vest 2,500 on June 11, 2000, June 11, 2001, June 11, 2002, and June 11, 2003.

EMPLOYMENT ARRANGEMENTS

     Wilbur L. Riner, Sr. served as Executive Vice President - Business Development pursuant to the terms of an employment agreement that would have terminated on May 18, 2001, had the Company not entered into a separation and release agreement with Mr. Riner providing for his termination on December 31, 1999. Pursuant to his employment agreement, Mr. Riner received a minimum annual base salary of $156,000 per year. The employment agreement provided for a severance payment in the event the Company terminated Mr. Riner's employment other than for "cause" as defined in the agreement. The severance payment amount was to be equal to the lesser of Mr. Riner's base annual salary or his base salary for the remaining term of the agreement. The employment agreement also provided that the Company may pay other incentive compensation as may be set by the Board of Directors from time to time and for such other fringe benefits as are paid to the Company's other executive officers.

     On December 2, 1999, the Company entered into a separation and release agreement with Mr. Riner and his spouse pursuant to which Mr. Riner resigned all positions with the Company as of December 31, 1999. In exchange, the Company paid Mr. Riner a lump-sum payment equal to two months base salary (offset in part by certain indebtedness owed to the Company), and acknowledged certain option exercise rights belonging to him and his spouse and the right of his spouse to sell certain restricted shares of the Common Stock. Each of Mr. Riner and his spouse provided a full release to the Company with respect to any potential claims arising prior to the date of the agreement. Pursuant to the agreement, both Mr. Riner and his spouse entered into customary non-compete covenants with the Company, and Mr. Riner acknowledged his obligations of confidentiality under a non-disclosure agreement that he entered into with the Company previously.

     James E. Riner serves as Vice President - Engineering pursuant to the terms of an employment agreement that terminates on October 31, 2001. Mr. Riner receives a minimum annual base salary of $140,000 per year. The employment agreement provides for a severance payment in the event that the Company terminates Mr. Riner's employment other than for "cause" as defined in the agreement. The severance payment amount would be equal to the lesser of his base annual salary or his base salary for the remaining term of the agreement. The employment agreement also provides that the Company may pay other incentive compensation as may be set by the Board of Directors from time to time and for such other fringe benefits as are paid to the Company's other executive officers.

     Bryan Carr served as the Company's Vice President - Finance, Treasurer, Chief Financial Officer and Chief Operating Officer until May 1999, pursuant to the terms of an employment agreement providing for a minimum annual base salary of $120,000 per year and for commissions of .5% for net sales that exceed $500,000 in any calendar month. The employment agreement also provided for a severance payment in the event of termination due to certain events, including a change-in-control or the disposition of substantially all of the Company's business and/or assets, and any event that has the effect of significantly reducing the duties or authority of Mr. Carr. The severance payment amount would equal the greater of the present value of his base annual salary for one year or the remainder of his term. The employment agreement also provided that the Company may pay other incentive compensation as may be set by the Board of Directors from time to time and for such other fringe benefits as are paid to the Company's other executive officers. Mr. Carr's employment was terminated on May 31, 1999. He received no severance payment in connection with the termination and the Company does not believe any additional amounts are due to Mr. Carr under the agreement. The Company is currently engaged in litigation with Mr. Carr regarding his termination and intends to defend its position vigorously.

     Frank E. Gomer served as the President and Chief Operating Officer of the Company at the end of the transition period ended June 30, 1999, and most recently as the President of the Company's systems group, pursuant to the terms of an employment agreement that terminates on June 10, 2001. Dr. Gomer receives a minimum annual base salary of $215,000. Beginning June 11, 1999 and ending June 11, 2003, Dr. Gomer also received 50,000 10-year options under the Company's employee stock option plan, which vest in increments of 10,000 options per year pursuant to the terms and conditions of the employment agreement. The employment agreement also provides for a severance payment in the event that the Company terminates Dr. Gomer other than for "cause" as defined in the employment agreement. The severance payment would be equal to two times the remaining balance of his base salary for the remainder of the then current term. The employment agreement also provides for a payment in the event the Company terminates Dr. Gomer due to a termination of the Company's business as defined in the employment agreement or upon termination without cause following a change in control. In either such event, Dr. Gomer would receive an amount equal to two times his remaining base salary for the then current term, but not less than his annual base salary for one year. The employment agreement also provides that the Company may pay other incentive compensation as may be set by the Board of Directors from time to time and for such other fringe benefits as are paid to the Company's other executive officers. Such fringe benefits take the form of medical and dental coverage and an automobile allowance of $500 per month. The Company and Dr. Gomer are currently discussing a separation arrangement.

     Morris C. Aaron serves as the Company's Executive Vice President and Chief Financial Officer pursuant to the terms of an employment agreement that terminates on June 10, 2001. Mr. Aaron receives a minimum annual base salary of $215,000. Beginning June 11, 1999 and ending June 11, 2003, Mr. Aaron also received 50,000 10-year options under the Company's employee stock option plan, which vest in increments of 10,000 options per year pursuant to the terms of the employment agreement. The employment agreement provides for a severance payment in the event that the Company terminates Mr. Aaron other than for "cause" as defined in the employment agreement. The severance payment would be equal to two times the remaining balance of his base salary for the remainder of the then current term. The employment agreement also provides a payment in the event the Company terminates Mr. Aaron due to a termination of the Company's business as defined in the employment agreement. In the event of the termination of the Company's business, Mr. Aaron would receive an amount equal to two times his remaining base salary for the then current term, but not less than his annual base salary for one year. The employment agreement also provides that the Company may pay other incentive compensation as may be set by the Board of Directors from time to time and for such other fringe benefits as are paid to the Company's other executive officers. Such fringe benefits take the form of medical and dental coverage and an automobile allowance of $500 per month.

     Until December 15, 1999, the date on which GTL hired its new Chief Financial Officer, Patrick J. Fodale, Mr. Aaron also served as Chief Financial Officer of GTL and devoted approximately 40% of his time to Global Technologies. Mr. Aaron received approximately 40% of his compensation from GTL until Mr. Fodale's hire.

REPORT ON REPRICING OF OPTIONS

     On June 11, 1999, the Company cancelled existing options to purchase 20,000 shares of Common Stock previously granted to Wilbur L. Riner, Sr. at an exercise price of $8.75 per share. The Company repriced these options and granted Mr. Riner incentive stock options to purchase 20,000 shares of Common Stock at an exercise price of $2.25 per share, half of which vest on the first anniversary of the date of grant and half of which vest on the second anniversary of the date of grant. The Company repriced these options in connection with GTL's acquisition of the Company to provide additional incentive to Mr. Riner.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company's Chief Executive Officer is a principal of Ocean Castle Investments, LLC ("Ocean Castle") which maintains administrative offices for the Company's Chief Executive Officer and certain other employees of GTL. During the year ended October 31, 1998, Ocean Castle executed consulting agreements with two shareholders of GTL, Don Goldman and Yuri Itkis. The rights and obligations of Ocean Castle under the agreements were assumed by the Company in connection with GTL's acquisition of its interest in the Company. The consulting agreements require payments aggregating $1,000,000 to each of the consultants through December 2003 in exchange for advisory services. Each of the consultants also received stock options to purchase 50,000 shares of Class A common stock of GTL at an exercise price of $3.00. As of June 30, 1999, the Company determined that the consulting agreements had no future value due to the Company's shift away from in-flight entertainment into alternative markets such as leisure cruise and passenger rail transport. Only limited services were provided in 1999 and no future services will be utilized. Accordingly, the Company recorded a charge to general and administrative expenses in the eight month transition period ended June 30, 1999 of $1.6 million representing the balance due under such contracts.

     In August 1999, the Company executed a separation and release agreement with Barbara Riner, a shareholder and former officer of the Company, pursuant to which the Company paid approximately $85,000 in the form of unregistered shares of the Company's common stock.

     In June 1999, the Company loaned to James Riner, a vice president of the Company, $75,000 for the purpose of assisting in a corporate relocation to the Company's headquarters in Phoenix, Arizona. Such loan is secured by assets of the employee. The note matures in August 2009 and bears an interest rate of approximately 6%.

     GTL had an Intellectual Property License and Support Services Agreement (the "License Agreement") for certain technology with FortuNet, Inc. ("FortuNet"). FortuNet is owned by Yuri Itkis, a shareholder of GTL and previous director of GTL. The License Agreement provides for an annual license fee of $100,000 commencing in October 1994 and continuing through November 2002. GTL was required to pay FortuNet $100,000 commencing in October 1994 and continuing through November 2002. The Company assumed this liability in connection with GTL's acquisition of its interest in the Company. The Company paid FortuNet $100,000 during each of the years ended October 31, 1998 and 1997. Subsequent to June 30, 1999, the Company agreed to a termination of this agreement and paid FortuNet $100,000 plus legal fees. During the transition period ended June 30,

1999, the Company had revised its estimated accrual to $200,000 which is included in accrued liabilities at June 30, 1999.

     During the year ended October 31, 1998, GTL extended by one year a consulting agreement with a former officer of GTL pursuant to which GTL will pay $55,000 for services received during the period November 1999 through October 2000. The Company has assumed the liability for the consulting agreement in connection with the Transaction in the amount of $73,000 which is included in accrued liabilities at June 30, 1999.

     During the year ended October 31, 1998, GTL executed severance and consulting agreements with three former officers, pursuant to which GTL paid the former officers and set aside restricted funds in the amounts of $3,053,642 and $735,000, respectively. The consulting agreements all expired by September 1999. Payments totaling $735,000 have been and continue to be made from restricted cash of GTL through September 1999. Expenses associated with these agreements were charged to general and administrative expenses in the year ended October 31, 1998.

     During the year ended October 31, 1996, GTL executed severance agreements with three former officers pursuant to which the Company will pay severance of $752,500 over a three-year period. As of June 30, 1999 and October 31, 1998, $18,000 and $55,000 remained to be paid under these agreements. Such liabilities were assumed by the Company in connection with the Transaction.

     The Company has agreed to reimburse B.H.G. Flight, LLC ("BHG") for costs and expenses associated with its use for corporate purposes of an airplane owned by BHG. Irwin L. Gross, Chairman of the Board and Chief Executive Officer of the Company, owns 50% of the interests in BHG. To date, the Company has reimbursed BHG less than $60,000.

                       INCLUSION OF SHAREHOLDERS PROPOSALS
                        IN THE COMPANY'S PROXY STATEMENT

     If any shareholder desires to put forth a proposal to be voted on at the 2001 Annual Meeting of Shareholders and wishes that proposal to be included in the Company's Proxy Statement to be delivered to shareholders in connection with such meeting, that shareholder must cause such proposal to be received by the Company at its principal executive office no later than November 30, 2000.

                           AVAILABILITY OF FORM 10-KSB

     The Company will provide, without charge, to any shareholder, upon written request of such shareholder, a copy of the Transition Report on Form 10-KSB for the transition period from November 1, 1998 to June 30, 1999, as filed with the Securities and Exchange Commission. Any request for a copy of the Form 10-KSB should include a representation that the person making the request was the beneficial owner, as of the record date, of securities entitled to vote at the

Meeting. Such request should be addressed to: The Network Connection, Inc., 222 North 44th Street, Phoenix, Arizona 85034; Attention: Morris C. Aaron.

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED FOR SUCH PURPOSE

April 19, 2000                          /s/ Irwin L. Gross
                                        ----------------------------------------
                                        Irwin L. Gross, Chairman of the Board
                                        and Chief Executive Officer

                                    EXHIBIT A
                                      PROXY
                          THE NETWORK CONNECTION, INC.
                         Annual Meeting of Shareholders
                                  May 11, 2000

     The undersigned, a shareholder of the Network Connection, Inc. (the "Corporation"), hereby revoking any proxy hereinbefore given, does hereby appoint Robert Pringle and Irwin L. Gross, or either of them acting in the absence of the other as his proxy with full power of substitution, for and in the name of the undersigned to attend the Annual Meeting of the Shareholders to be held on May 11, 2000 at the Rihga Royal Hotel, located at 151 West 54th Street, New York, New York, at 2:00 p.m., local time, and at any postponements or adjournments thereof, and to vote upon all matters specified in the notice of said meeting, as set forth herein, and upon such other business as may properly come before the meeting, all shares of stock of said Corporation which the undersigned would be entitled to vote if personally present at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR IDENTIFIED BELOW AND FOR ALL PROPOSALS.

1. The Election of Directors

     Election of the following proposed directors to hold office until the Annual Meeting of Shareholders set forth opposite the name of each such proposed director, and until their successors shall be elected and shall qualify:

                                                 Term Expires
                                                 ------------
     Irwin L. Gross                              2003 Annual Meeting
     Robert Pringle                              2002 Annual Meeting
     M. Moshe Porat                              2001 Annual Meeting
     Stephen Schachman                           2001 Annual Meeting

     [ ] FOR ALL NOMINEES (except as marked to the contrary)

     [ ] WITHHOLD AUTHORITY TO VOTE FOR NOMINEES

     AUTHORITY TO WITHHOLD A VOTE FOR ANY OF THE ABOVE NAMED INDIVIDUALS SHOULD BE INDICATED BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF THE NOMINEE.

2. Ratify the Appointment of KPMG LLP as independent auditors for the Corporation for the fiscal year ending June 30, 2000.

     [ ] FOR                       [ ] AGAINST                    [ ] ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND THE CORPORATION'S ANNUAL REPORT.

Dated: ______________________, 2000



                                     -------------------------------------------
                                     Signature

                                     -------------------------------------------
                                     Print Name



                                     -------------------------------------------
                                     Signature of Joint-Tenant (if Jointly Held)

                                     -------------------------------------------
                                     Print Joint-Tenant Name


     PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREIN. If signing as attorney, executor, administrator, trustee or guardian, please add your titles as such. All joint tenants must sign. If a corporation, please sign in full corporate name by president or by other authorized officer. If a partnership, please sign in partnership name by authorized person.

     The Board of Directors requests that you fill in the date and sign the Proxy and return it in the enclosed envelope.

IF THE PROXY IS NOT DATED IN THE ABOVE SPACE, IT IS DEEMED TO BE DATED ON THE DAY ON WHICH IT WAS MAILED BY THE CORPORATION.